ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            THE STEAK n SHAKE COMPANY
                            -------------------------

     The above corporation (hereinafter referred to as the "Corporation") existing pursuant to the Indiana Business Corporation Law (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation (the "Amendment"), sets forth the following facts:

                                   ARTICLE I
                            AMENDMENT AND RESTATEMENT
                            -------------------------

     Section 1. The date of incorporation of the Corporation is December 15, 1976.

     Section 2. The name of the Corporation has been, and will continue to be following this amendment, The Steak n Shake Company.

     Section 3. The following text shall be inserted into Article V of the Articles of Incorporation of the Corporation as subsection 3.B.1.

     Section 2.B.1. Series A Preferred Stock. The Series A Preferred Stock of the Corporation shall consist of three million (3,000,000) shares of the Preferred Stock specified in Article V, Section 3.B. of these Articles of
Incorporation, as amended, and shall have the following rights, preferences, limitations and restrictions:

          a. Dividends and Distributions.

               (i) Entitlement to Dividends. Subject to the rights of the holders of any shares or any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, and in preference to the holders of Common Stock and of any other junior shares, the holders of outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (a "Quarterly Payment Date"), commencing on the first Quarterly Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in a per share amount (rounded to the nearest cent) equal to the greater of (A) $25, or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Payment Date or, with respect to the first Quarterly Payment Date, since the first issuance of any shares of Series A Preferred Stock or fraction thereof. In the event the Corporation shall at any time after May 16, 2001 (the "Rights Declaration Date") declare any dividend on Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

               (ii) Declaration of Dividends. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (i) of this paragraph immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Payment Date and the next subsequent Quarterly Payment Date, a dividend of $25 per share on the Series A Preferred Stock shall nevertheless be payable on the subsequent Quarterly Payment Date.

               (iii) Accrual of Dividends. Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Quarterly Payment Date next preceding the date of issue of the shares, unless the date of issue of the shares is prior to the record date for the first Quarterly Payment Date, in which case dividends on the shares shall begin to accrue from the date of issue of the shares, or unless the date of issue is a Quarterly Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Payment Date, in either of which events the dividends on the shares shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of the dividends at the time accrued and payable on the shares shall be allocated pro rata on a share-by-share basis among all shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          b. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

               (i) Number of Votes. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying that number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

               (ii) No Class Voting. Except as otherwise provided herein, in any other Articles of Amendment creating another series of Preferred Stock or any similar shares, or by law, the holders of Series A Preferred
          Stock and the holders of Common Stock and any other shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (iii) No Special Voting Rights. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          c. Certain Restrictions.

               (i) Dividends in Arrears. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph a. are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (A) Declare or pay dividends or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

               (B) Declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all those shares are then entitled;

               (C) Redeem or purchase or otherwise acquire for consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire any junior shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

               (D) Redeem or purchase or otherwise acquire for consideration any Series A Preferred Stock, or any shares ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of those shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (ii) Limitation on Subsidiaries. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph c., purchase or otherwise acquire those shares at such time and in such manner.

     d. Reacquired Shares. Any Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in these Articles of Incorporation, in any Articles of Amendment creating another series of Preferred Stock or any similar shares or as otherwise required by law.

     e. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received the greater of (A) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred Stock were entitled immediately prior to that event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying that amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

     f. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the event.

     g. No Redemption. The Series A Preferred Stock shall not be redeemable.

     h. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's Preferred Stock.

     i. Amendment. These Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, voting together as a single class.

     j. Expiration of Rights Agreement. In the event that the Rights Agreement dated as of May 16, 2001, between the Corporation and Computershare Investor Services, LLC is terminated or expires prior to the issuance of any shares of Series A Preferred Stock, all of the shares of Series A Preferred Stock shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in these Articles of Incorporation or in any other Articles of Amendment creating a series of Preferred Stock or any similar shares or as otherwise required by law.

                                   ARTICLE II
                                DATE OF ADOPTION
                                ----------------

     The date of adoption of this amendment was May 16, 2001.


                                  ARTICLE III
                           MANNER OF ADOPTION AND VOTE
                           ---------------------------

     This Amendment was adopted by the Board of Directors and shareholder action was not required.


                                   ARTICLE IV
                       COMPLIANCE WITH LEGAL REQUIREMENTS
                       ----------------------------------

     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned officer executes these Articles of Amendment of the Articles of Incorporation of the Corporation, and verifies subject to the penalties of perjury that the facts contained herein are true, this 16th day of May, 2001.

                                   THE STEAK n SHAKE COMPANY



                                   By:  /s/ Mary Ham
                                        ----------------------------------------
                                        Mary Ham, Secretary and General Counsel